Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and

(ii) is the type of information that the registrant treats as private or confidential.

Such excluded information is marked with "[***]" in this exhibit.

2025 EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of October 10th, 2025 (the “Effective Date”) by and between International Isotopes Inc. (the “Company”), and Shahe Bagerdjian (“Executive”). Capitalized terms used but not defined in the body of this Agreement have the meanings assigned to such terms in Section 9.

RECITALS

WHEREAS, the Company has employed the Executive as President since April 17th, 2023 (“Start Date”), and also CEO since September 1st, 2023 (“CEO Start Date”) under an Executive Employment Agreement dated December 23rd, 2022 (“2023 Agreement”).

WHEREAS, unless expressly described in this Agreement (such as Executive’s existing equity incentives under the 2023 Agreement and 2023 RSUs and discussed in Section 4(c)), each party knowingly and voluntarily represents that, as of the Effective Date, it has no known or unknown claims, liabilities, or causes of action against the other party arising out of or relating to any prior employment relationship or engagement, and hereby mutually releases and discharges the other party from any such past claims (if any) whether at law or in equity, to the fullest extent permitted by applicable law. Each party affirms this release is given for adequate consideration and with the opportunity to seek independent legal counsel.

WHEREAS, the Company desires to continue to employ Executive as an employee of the Company, and Executive desires to enter into this Agreement with the Company and to be employed by the Company, in each case on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, including in the Recitals and Preamble above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.	Terms of Service to the Company.

(a)    Term of Employment. Subject to the terms of this Agreement, the Company shall employ Executive, and Executive shall serve the Company for a continuous term beginning on July 18th, 2025 (the “Renewal Date”) and ending on the fifth anniversary of the Renewal Date (the “Initial Term”). On the day following the last day of the Initial Term and each anniversary thereof, the term of this Agreement shall be extended automatically for additional one (1)-year periods (each, a “Renewal Term”), on the same terms and conditions as set forth in this Agreement (as may be modified in writing from time to time by the parties), unless either party gives the other party written notice of its decision not to renew the term of this Agreement at least one-hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term. The period between the Renewal Date and the termination or expiration of Executive’s employment hereunder or pursuant to Section 7 is referred to herein as the “Term of Employment.”

2.	Position, Duties and Responsibilities.

(a)    Position and Duties. Executive shall continue to serve as the President & CEO of the Company, reporting to and serving at pleasure of the Company’s board of directors (“Board”). Executive shall perform the duties and responsibilities commensurate with such positions or as may be reasonably assigned to Executive from time to time by the Board.

3.           Executive Services; Standard of Performance. During the Term of Employment, Executive shall serve on a full-time basis and shall devote Executive’s best efforts and full business time and attention to the business and affairs of the Company. Executive shall serve the Company faithfully, reasonably and in good faith and to the best of Executive’s ability, in a diligent, trustworthy, businesslike and efficient manner, shall seek to promote the interests, prospects, condition (financial and otherwise) and welfare of the Company, and shall comply with all policies, practices and procedures of the Company as in effect from time to time (collectively, “Policies”) for the conduct of its employees. The Executive shall discharge their duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner Executive reasonably believes to be in the best interests of the Company, in accordance with the fiduciary duties of loyalty and care as imposed by law (Idaho Code §30- 29-842).

Executive may engage in providing services to third party businesses, either professional or commercial in nature, so long as said business is not in direct competition with Company’s business and does not interfere with Executive’s obligations to Company. Should Executive provide such services, Company shall not be entitled to any interest, compensation, or otherwise unless said service involves prior authorized use of Work Product or other intellectual property of the Company. Any provision of such services by Executive shall be disclosed to the Board.

4.            Compensation and Benefits. As full compensation for the services to be rendered to or on behalf of the Company and the other obligations undertaken by Executive, the Company shall pay or provide to Executive the following compensation and benefits, provided Executive remains in good standing and has not breached this Agreement throughout such applicable period:

(a)    Annual Base Salary. During the Term of Employment, the Company shall pay to Executive, in accordance with the Company’s Policies and practices in effect from time to time, an annual base salary (the “Annual Base Salary”) with annual 5% automatic increases of:

(i)	July 18, 2025 – July 17, 2026: $314,000;

(ii)	July 18, 2026 – July 17, 2027: $329,000; and

(iii)	July 18, 2027 – July 17, 2028: $346,000; and

(iv)	July 18, 2028 – July 17, 2029: $364,000; and

(v)	July 18, 2029 – July 17, 2030: $382,000.

For clarity, the above amounts (i) – (v) are for illustration purposes only. For purposes of calculating each actual 5% annual increase described above, the Annual Base Salary shall also include any milestone salary increases Executive achieves in Section 4(b) below.

(b)    Milestone Vesting Salary Increases. During the Term of Employment, Executive shall receive the following additional increases to the Annual Base Salary, based on Company’s performance, provided that Company’s quarterly revenue run rate to exclude one-time other income items, i.e. the sale of the Hobbs NM assets:

(i)     $50,000 added to the then-current Annual Base Salary when Company’s quarterly revenue hits $3.75mn;

(ii)    $50,000 added to the then-current Annual Base Salary when Company’s quarterly revenue hits $6.25mn;

(iii)    $50,000 added to the then-current Annual Base Salary when Company’s quarterly revenue hits $12.5mn;

(iv)    $50,000 added to the then-current Annual Base Salary when Company’s quarterly revenue hits $18.75mn; and,

(v)     $50,000 added to the then-current Annual Base Salary when Company’s quarterly revenue hits $25mn.

(c)   Equity Incentives.

(i)     Prior RSU Grants. Under the 2023 Agreement, Executive was previously awarded a special equity incentive grant of 6,500,000 restricted stock units under the Company’s Amended and Restated 2015 Incentive Plan (the “Plan”) vesting as described below (the “2023 RSUs”), subject to Executive’s continued employment through the applicable vesting date. The Executive shall still be eligible to earn the final 2023 RSU grant of 3,000,000 shares on June 19, 2026, provided that all Executive’s 2023 RSUs will still be subject to the terms and conditions of the 2023 Agreement, the RSU Award/Agreement dated April 17, 2023, the Plan, and the Restricted Stock Unit Award Agreement (if any). In the event that Executive is terminated by Company without cause at any point during the vesting period, all outstanding 2023 RSUs shall immediately vest as of the date of termination. Furthermore, upon a Change in Control (as defined in Section 9), any outstanding 2023 RSUs shall immediately vest immediately prior of said Change of Control.

(ii)    2025 RSU Grants. As part of this Agreement, Executive will be awarded a Restricted Stock Unit Award Notice for up to 37,500,000 Company restricted stock units, materially the same form as the attached Exhibit A (the “2025 Milestone Award”). Executive’s equity incentive grants will be subject to the terms and conditions of this Agreement, the 2025 Milestone Award, the Plan, and the Restricted Stock Unit Award Agreement (if any). As a condition to Executive’s employment, the 2025 Milestone Award shall be no less favorable to Executive than those applicable to other senior executives of the Company hired on or after Executive’s Renewal Date, as well as any stock award/grant guidelines and/or incentive compensation policies that may be adopted by the Board or its compensation committee. In the event that Executive is terminated by Company without cause at any point during the vesting period, all outstanding RSUs under the 2025 Milestone Award shall immediately vest as of the date of termination. Furthermore, if Executive is still serving under this Agreement in good standing, upon a Change in Control, RSUs under the 2025 Milestone Award shall immediately vest immediately prior to said Change of Control.

(d)    Employee Benefits. During the Term of Employment, Executive shall be entitled to participate in the Company’s employee benefit plans and programs, which shall include vacation, holiday, sick leave, health, dental and vision insurance, for which (i) senior executives of the Company generally are eligible and (ii) Executive has satisfied the applicable eligibility requirements. The Company reserves the right to add, terminate or amend any existing plans, Policies, programs and/or arrangements.

(e)    Expenses. The Company shall reimburse Executive for all reasonable out-of- pocket business expenses, in addition to any approved Company-related cell phone and computer expenses, incurred by Executive in the performance of Executive’s duties and responsibilities hereunder. Such reimbursement shall be subject to the Company’s Policies for expense pre-approval, verification, documentation and reimbursement.

(f)    Previous Relocation Costs. Executive, under the previous employment agreement, relocated his personal residence to the Idaho Falls, Idaho and the Company had reimbursed Executive for relocation expenses up to a maximum of $25,000 (the “Relocation Bonus”). Executive shall be obligated to repay the Company the Relocation Bonus on a pro-rated basis if Executive leaves the employ of the Company on or before the third (3rd) anniversary of the previous agreement’s effective date (December 23rd, 2022) by reason of Executive’s termination by the Company for Cause or Executive’s resignation. In such event, Executive shall repay to the Company the gross Relocation Bonus multiplied by a fraction, the numerator of which is the number of days from the date of such termination until the third (3rd) anniversary of the effective date and the denominator of which is one thousand and ninety-five (1,095).

(g)    Annual Review; KPI Bonus Opportunity. Each year during the Term of Employment, on the anniversary date of the Executive’s 2025 Renewal Agreement (expected to be July 18th), Executive shall be eligible to receive an annual performance bonus (a “Bonus”), payable in cash for each fiscal year within the Term of Employment, in an amount at the discretion of the BOD as determined by the Key Performance Indicators (“KPIs”) agreed to by the Executive and the Board annually, with the KPI’s for the initial year attached in Addendum I. Any Bonus earned by Executive shall be paid in accordance with the Company’s compensation and payroll Policies and practices in effect from time to time. In order to earn and be eligible to receive any Bonus, Executive must be employed by the Company on the last day of the fiscal year to which such Bonus relates.

5.            Development of Inventions, Improvements or Know-How.

(a)    Assignment. To the extent any Work Product has not automatically vested in the Company by operation of law, Executive hereby irrevocably conveys, transfers and assigns to the Company all right, title and interest in and to all Work Product, including the right to receive all past, present and future proceeds and damages therefrom, and the right to claim priority with respect thereto. If any Work Product cannot be assigned by Executive to the Company (such as any “moral rights of authors”), Executive hereby irrevocably and perpetually waives Executive’s right to assert such rights and consents to any action of the Company that would violate such rights in the absence of such consent. When requested, Executive will (without additional compensation, but at Company’s expense) execute any documents or instruments lawfully requested by the Company to formally convey and transfer ownership of any Work Product within thirty (30) calendar days, and shall (again at Company’s expense) at all times regardless of his employment status assist the Company and its designee and take all actions to evidence, secure, prosecute, obtain, protect, enforce or defend the Work Product for the Company’s benefit. Executive appoints the Company as Executive’s agent and grants the Company a power of attorney for the limited purpose of executing all such documents and to do all other lawful acts that the Company is entitled to require Executive to do pursuant to this Section 5(a). The foregoing appointment is deemed to be coupled with an interest and therefore irrevocable. This Agreement does not apply to, and Executive has no obligation to assign to the Company, an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (a) the invention directly relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by Executive for the Company.

(b)    Prior Works. Executive has attached hereto, as Exhibit B, a complete and accurate list describing with particularity all Prior Works. Prior Works are defined as all intellectual and moral property belonging to Executive prior to his employment by the Company. Executive will not without the Company’s prior written consent: (i) incorporate, or permit to be incorporated, Prior Works in any Work Product or Confidential Information; or (ii) use or disclose any Prior Works in connection with Executive’s work for Company. Without limiting the foregoing, to the extent any Work Product incorporates or requires the use of any Prior Works, Executive will promptly disclose such and the parties shall enter into good faith negotiations for licensure of said Prior Works.

(c)    Ventures. If, during the Term of Employment, Executive is engaged in or associated with the planning or implementing of any project, program or venture, wherein said project, program, or venture implements or utilizes authorized Work Product as herein defined involving the Company and another Person, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith (other than the compensation to be paid to Executive pursuant to Section 4). The foregoing shall not limit any equity interests or related rights granted to Executive with respect to the Company.

6.            Restrictive Covenants. In consideration for the employment offered to Executive by the Company and such other good and valuable consideration received and acknowledged by Executive to be adequate and sufficient, including Executive’s compensation package in Section 4, Executive agrees:

(a)    Non-Disclosure of Confidential Information. At the time Executive executes this Agreement, (i) Executive has received and (ii) the Executive may in the future develop, hold, have access to, or receive, certain Confidential Information, including with respect to identifiable, specific and discrete business opportunities being pursued by the Company. Except as otherwise consented to by the Board in writing, Executive agrees that Executive, during and after the term of this Agreement, shall keep confidential and shall not, whether directly or indirectly, through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (1) to authorized managers, directors, officers, representatives, agents and employees of the Company and as otherwise may be proper in the course of performing Executive’s obligations provided that such disclosure is for the sole benefit of the Company, or (2) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulations; provided that, if Executive is required to make such disclosure, Executive shall (A) provide to the Company prompt written notice (if legally permissible) prior to such disclosure and cooperate reasonably, at the Company’s sole expense, with the efforts of the Company to seek an appropriate protective order or confidential treatment and (B) takes and uses all reasonable measures to attempt to preserve the confidentiality and limit the disclosure of such Confidential Information. For purposes of this Section 6(a), Executive is only required to hold in confidence any Confidential Information that is not a trade secret for the maximum duration permitted by applicable law; and the term “Confidential Information” shall not include any information that at the time of disclosure is in, or thereafter is publicly known other than as a result of any disclosure directly or indirectly by Executive or a third party in violation of this Agreement or any other obligation of confidentiality binding upon Executive or such third party. Nothing in this Section 6(a) shall in any way limit, narrow or otherwise modify any confidentiality covenants or other restrictive covenants entered into by Executive pursuant to any other agreement entered into with the Company.

(b)    Defend Trade Secrets Act Notice. Notwithstanding any other provision of this Agreement to the contrary, pursuant to 18 USC Section 1833(b), Executive understands that (i) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)    Non-Disparagement. During the Term of Employment and thereafter, Executive agrees to not, directly or indirectly, in any manner whatsoever (whether as a private citizen, owner, operator, proprietor, director, officer, manager (including as a manager of personal and family investments), employee, partner, member, stockholder, consultant, advisor, volunteer, representative, contractor, agent, lender or otherwise) disparage, defame or denigrate the Company or any Affiliates, whether to the public, the media, any individual or to any other Person. Notwithstanding the foregoing, disclosure of truthful information as part of any government investigation or lawsuit shall not be deemed a breach of this Section 6(c).

(d)    Non-Competition. During the Non-Competition Restricted Period, Executive agrees to not, directly or indirectly, perform duties or provide services (whether as a private citizen, owner, operator, proprietor, director, officer, manager (including as a manager of personal and family investments), employee, partner, member, stockholder, equity holder, consultant, advisor, volunteer, representative, contractor, agent, lender or otherwise) for any Person that competes with any of the products manufactured or services rendered by the Company, specifically including, but not limited to, the manufacture of reference and calibration standards for nuclear medicine, the production or sale of sodium iodide I-131, and/or cobalt-60 sealed source manufacturing or recycling that: (i) are substantially similar to the duties or services Executive performed or provided on behalf of the Company or its Affiliates; or (ii) involves the disclosure of Company trade secrets, proprietary information or Confidential Information; provided that nothing in this Agreement shall prohibit Executive from owning, in the aggregate, not more than five percent (5%) of any class of securities of any publicly traded entity engaged in a business competitive with Company’s primary business, so long as Executive does not participate in any way in the management, operation or control of such publicly traded entity.

(e)   Non-Solicitation.

(i)    During the Non-Solicitation Restricted Period, Executive agrees to not, directly or indirectly, as a private citizen, equity holder, member, partner, proprietor, director, manager, officer, employee, consultant, investor or in any other capacity, solicit or attempt to solicit, or take any actions that are calculated to persuade or that could reasonably be expected to persuade, any Person who is, or during Executive’s Term of Employment, or in the twelve (12)-month period immediately following the termination or expiration of the Term of Employment, has been a customer, client, owner or tenant of any property managed by the Company, vendor, supplier, distributor, licensor, licensee, sales representative, referral source, sales agent, consultant or other material business relation of the Company to cease doing business with, or to alter or limit its business relationship with, the Company.

(ii)    During Non-Solicitation Restricted Period, Executive agrees to not, directly or indirectly, as a private citizen, equity holder, member, partner, proprietor, director, manager, officer, employee, consultant, investor or in any other capacity, (A) hire, solicit or otherwise participate in the solicitation, hiring or recruitment of, whether as an employee, consultant or otherwise, any Person who is, or within the twelve (12)-month period immediately preceding the date of such solicitation, hiring or other participation in the solicitation, hiring or recruitment was, an employee, consultant or independent contractor of the Company, or (B) take any actions intended to persuade any employee, consultant or independent contractor of the Company to terminate his or her association with the Company, unless such person had worked with Executive prior to the 2023 Agreement; provided that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 6(e)(ii).

(f)    Acknowledgements. Executive acknowledges and agrees that the restrictions set forth in Sections 6(a), 6(c), 6(d), and 6(e) are appropriate and reasonable, in view of the nature of the Company’s and its Affiliates’ businesses and Executive’s employment with the Company and knowledge of the business, and that if this Agreement is enforced according to its terms, Executive shall be able to earn a reasonable living in commercial activities unrelated to the business satisfactory to Executive. Executive further covenants that Executive shall not initiate any challenge to the reasonableness or enforceability of any of the restrictions set forth in Sections 6(a), 6(c), 6(d), and 6(e). In the event that any such restrictions are held by any court or arbitrator of competent jurisdiction to be in any respect unreasonable, the courts or arbitrators so holding may limit the scope, or effect any other change to the extent necessary to make it enforceable. The remaining provisions shall not be affected, but shall, subject to the discretion of such court or arbitrator, remain in full force and effect and any invalid or unenforceable provision shall be deemed (without further action on the part of the parties hereto) modified, amended and limited, to the extent necessary to render the same valid and enforceable to the maximum extent permissible. Executive acknowledges and agrees that nothing in this Section 6 or this Agreement shall prevent Executive from: (1) reporting any good faith allegation of unlawful employment practices to any appropriate federal, State, or local government agency enforcing discrimination laws; (2) reporting any good faith allegation of criminal conduct to any appropriate federal, State, or local official; (3) participating in a proceeding with any appropriate federal, State, or local government agency enforcing discrimination laws; (4) making any truthful statements or disclosures required by law, regulation, or legal process; and (5) requesting or receiving confidential legal advice. Furthermore, Executive acknowledges that the requirements in Section 7(c)(iii), to serve until at least the 3rd anniversary of the Renewal Term, does not constitute involuntary servitude under the laws of any jurisdiction, especially considering that Company has agreed not to include any punitive claw backs, forfeitures, or liquidated damages in this Agreement.

(g)    Cooperation. Upon the receipt of notice from the Company (including by outside counsel), during the Term of Employment and thereafter, Executive shall respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and shall provide reasonable assistance to the Company and its representatives in defense of any claims that may be threatened or made against the Company, and shall assist the Company in the investigation and prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of Executive’s employment with the Company. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. Executive also agrees to promptly inform the Company (to the extent that Executive is not legally prohibited from doing so) if Executive is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and shall not do so unless legally required. If Executive is required to provide any services pursuant to this Section 6(g) after the end of the Term of Employment, then (i) any request for such cooperation shall take into account Executive’s business commitments to a subsequent employer and other personal activities, (ii) the Company shall pay or reimburse Executive, in accordance with the Policies, for all reasonable expenses incurred by Executive in complying with this Section 6(g), and (iii) the Company shall pay Executive an hourly consulting fee based upon Executive’s most recent Annual Base Salary for any services under this Section 5(g) in excess of twenty (20) hours of service.

(h)    Direct or Indirect Violations. Executive shall be in violation of Section 6(a), 6(c), 6(d), and 6(e) only if Executive directly engages in any or all of the activities set forth in those Sections directly as an individual on Executive’s own account.

(i)    Tolling of Covenants. If it is determined by an arbitrator or a court of competent jurisdiction that Executive has violated any of Executive’s obligations under Section 6(a), 6(c), 6(d), and 6(e), then the period applicable to each obligation that Executive has been determined to have violated automatically shall be extended by a period of time equal in length to the period during which such violation(s) occurred.

(j)    Remedies. Executive acknowledges that should Executive violate any of the covenants contained in 6(a), 6(c), 6(d), and 6(e), it shall be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, the Company shall be entitled to temporary and permanent injunctive relief or other equitable remedy without posting bond or other security and without the necessity of proving actual damages by reason of such breach, and, to the extent permissible under applicable law, a temporary restraining order may be granted upon commencement of such an action (and Executive shall not raise an objection to the appropriateness of such relief in the event of any such breach or argue that money damages would be sufficient). The Company may elect to seek one or more of these remedies at its sole discretion on a case-by-case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights. Nothing in this Section 6 shall in any way limit, narrow or otherwise modify any confidentiality covenants or other restrictive covenants entered into by Executive pursuant to any other agreement entered into with the Company.

7.            Termination of Executive’s Employment with the Company

(a)    End of Term. This Agreement and Executive’s employment with the Company shall automatically terminate at the expiration of the Renewal Term due to a non-renewal of the Term of Employment by the Company or Executive pursuant to the provisions of Section 1(g) (a “Non-Renewal”), unless earlier terminated as expressly permitted. For clarity, except as set forth in Section 7(c)(i) below, the Executive’s right to allow the Agreement to expire by non-renewal shall not apply prior to the 3rd anniversary of the Renewal Date. For the avoidance of doubt, any Non-Renewal shall not be deemed to be a termination with Cause.

(b)    By the Company. The Company may terminate Executive’s employment (i) at any time, for Cause, or (ii) at any time, without Cause, upon at least one hundred eighty (180) calendar days’ prior written notice to Executive.

(c)   By Executive.

(i)    Notwithstanding any other provision of this Agreement, provided that the Executive has achieved all Company Share Price milestones as described in the 2025 Milestone Award (Exhibit A), Executive may terminate Executive’s employment with the Company upon delivery of a Notice of Termination to the Company at least one hundred eighty (180) calendar days prior to the Date of Termination (which the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination provided, that any due compensation to the Executive shall remain as of the original Date of Termination);

(ii)    Except as set forth in Section 7(c)(i) above, notwithstanding any other provision of this Agreement Executive may terminate Executive’s employment with the Company, only after the 3rd anniversary of the Renewal Date, upon delivery of a Notice of Termination to the Company at least one hundred eighty (180) calendar days prior to the Date of Termination (which the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination provided, that any due compensation to the Executive shall remain as of the original Date of Termination). Any attempt by Executive to resign or terminate employment prior to the 3rd anniversary of the Renewal Date shall be deemed a breach of this Agreement, except as set forth in Section 7(c)(i) above, or unless expressly pre-authorized in writing by the Board, or due to Executive’s death or disability.

The Company may require that Executive not come to work during the notice period and may assign one or more of Executive’s duties and authority to one or more other individuals. In the event Company requires that Executive not come to work during the notice period, Company shall continue to pay Executive as if Executive were working.

(d)    Death & Disability. Executive’s employment with the Company shall terminate immediately upon Executive’s death or disability, and any outstanding RSU milestones achieved but unpaid shall become immediately due as of such date.

(e)    [omitted]

(f)    Accrued and Unpaid Salary and Benefits; Severance. Upon termination of Executive’s employment with the Company for any reason, the Company shall pay to Executive (or in the event of Executive’s death, Executive’s beneficiary), in accordance with the Company’s payroll Policies and practices as then in effect, all accrued and unpaid installments of the Annual Base Salary up to the Date of Termination and any benefits due to Executive up to and as of the Date of Termination under the Company’s then existing employee benefit plans, policies or programs in which Executive participates (collectively, the “Accrued Obligations”). In addition to the Accrued Obligations, in the event that Executive’s employment is earlier terminated without cause by the Company, if Executive signs a severance agreement and general release of claims in a form customary and satisfactory to Company which the Company shall offer to the Executive, Company will compensate the Executive with a severance package consisting of (a) the greater of (i) Executive’s current Annual Base Salary for six (6) months or (ii) the amount that would be provided by the severance guidelines that are prevailing at the time of termination base on the Executive’s location; and (c) accelerated vesting of any RSUs (“Severance Package”).

(g)    Transitional Duties. If requested by the Board and agreed to by the Executive, Executive shall complete such reasonable transitional duties as the Board may request during a period of up to thirty (30) days after the Date of Termination (or longer, as mutually agreed by the parties) for which the Company shall pay Executive an hourly consulting fee (based upon Executive’s most recent Annual Base Salary) for such transitional services under this Section 7(g).

8.           Executive’s Representations. Executive hereby represents and warrants to the Company that: (a) Executive has the legal capacity to enter into and perform this Agreement; (b) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (c) Executive is not subject to or bound by any employment or severance agreement with, or any non-compete, non-solicit, confidentiality or other restrictive agreement with or restrictive covenant to, any other Person that shall prevent, restrict, or otherwise interfere with Executive’s employment with the Company or the performance of Executive’s duties hereunder; and (d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be a valid and binding obligation of Executive, enforceable against Executive in accordance with the terms of this Agreement. Executive agrees to indemnify, defend and hold harmless the Company and its respective employees, officers, directors, managers, partners, stockholders, members, successors, and assigns from and against and be liable for all damages sustained or incurred by any such Person to the extent caused by, arising out of, resulting from or attributable to a breach or any inaccuracy of Executive’s representations and warranties under this Section 8.

9.            Definitions. The following terms have the meanings set forth in this Section 10:

“Affiliate” with respect to any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with the first Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Beneficiary” means the Person or Persons designated in writing as such by Executive and filed with the Company at any time. Any such designation may be withdrawn or changed in writing by Executive, but only the last such designation on file shall be effective. If the Beneficiary predeceases Executive and no contingent Beneficiary was designated, or if Executive failed to designate a Beneficiary, then the Beneficiary shall be Executive’s estate.

“Cause” means (a) any breach of fiduciary duty) or gross negligence, chronic neglect, or willful malfeasance in the performance of Executive’s duties; (b) engagement in conduct that unlawfully discriminates or harasses another employee or contractor of the Company on the basis of gender, race, color, creed, religion or sexual orientation; (c) as permitted by applicable law, conviction of, or plea of no contest or nolo contendere to a felony or other crime involving moral turpitude; (d) commission of any other act or omission involving dishonesty, theft, misappropriation, embezzlement or fraud relating to the performance of Executive’s duties to the Company; (e) breach or nonperformance of any of Executive’s representations, warranties, covenants or obligations under this Agreement, any other agreement to which Executive is a party with the Company, or any material written policy that is applicable to Executive; or (f) other willful misconduct that has caused, or would reasonably be expected to cause, a material adverse impact, monetary, reputational or otherwise, to the Company or on Executive’s ability to effectively perform Executive’s duties with the Company.

“Change of Control” means, without limitation, the occurrence of any event or series of related events whereby the Company itself through merger, consolidation, reorganization, receivership, issuance of shares, sale, lease, or other disposition, whether by a single transaction or a series of transactions, is no longer publicly listed with its shares traded on a recognized exchange.

“Confidential Information” means any non-public information that Executive may generate, receive and/or have access to as a result of my employment (including information concerning or received from the Company or its Affiliates, partners, vendors, customers or others with whom the Company has an obligation of confidentiality) regardless of whether such information is marked as “confidential” or whether such information is in electronic, oral, visual, written, or intangible form (including information that is protected as a trade secret under applicable law; any non-public information pertaining to Work Product; any other non-public business, financial, customer, product, technical, research, development, engineering, manufacturing, purchasing, accounting, marketing, selling, cost and pricing, competitive analysis, or personnel information or data; or information developed, held or acquired by or accessible to Executive in connection with the provision of services to or any relationship or engagement with the Company, including any information developed or acquired before the Effective Date).

“Date of Termination” means: (a) if Executive’s employment is terminated by Executive’s death or disability, then the date of Executive’s death or disability; (b) if Executive’s employment is terminated by the Company or Executive, then the date specified in the Notice of Termination which for the purposes of this clause may be no earlier than the ninety (90th) day following the date such Notice of Termination is delivered to the Company; or (c) if Executive’s employment with the Company is terminated due to a Non- Renewal, then the last day of the Initial Term or any Renewal Term, as applicable.

“Disability” means either the appointment of a legal guardian for the Executive, the inability of the Executive to perform Executive’s material duties, with reasonable accommodation, due to a physical or mental injury, infirmity or incapacity for ninety consecutive (90) days in any three hundred and sixty-five (365) day period, as determined by the Board in good faith based upon the opinion of an independent physician selected by the Board.

“Disputes” means any claim, dispute, or controversy arising out of or relating to Executive’s employment with Company or the separation of that employment. Disputes include, but are not limited to: all statutory claims arising out of or relating to Executive’s employment with Company, this Agreement, or the separation of that employment, claims for unpaid wages or other compensation due; claims involving meal and rest breaks; benefit claims; contract claims; claims for equitable relief; tort claims; claims for wrongful termination; defamation claims; discrimination and retaliation claims; claims under the Fair Labor Standards Act; claims for violation of any federal, state, local or other governmental law, statute, regulation, or ordinance; or any other type of legal or equitable claim, including non-emergency injunctive relief, that could be made under federal, state, or local law and which could be asserted in a court or filed with a government agency arising out of or relating to this Agreement or Executive’s employment with Company. Disputes are included in this Agreement regardless of whether they have already accrued or will accrue in the future to the maximum extent permitted by applicable law. Disputes do not include: (i) claims that, as a matter of federal, state or local law, the parties cannot agree to arbitrate, on a pre-dispute basis or otherwise (unless such claims are preempted by federal law); (ii) claims within the jurisdictional limitation of small claims courts of the state where the claim is submitted for resolution; (iii) claims for worker’s compensation benefits; (iv) claims for unemployment insurance compensation benefits; and (v) claims for sexual harassment and sexual assault arising under federal, state, or local law, unless the Executive elects to arbitrate these claims at the time the dispute arises. If a claim includes Disputes as defined in this Agreement and also includes a claim that is excluded from the term Dispute, the parties agree that all Disputes will be arbitrated pursuant to the terms of this Agreement before commencement of litigation of claims excluded from arbitration to the maximum extent permitted by applicable law. Nothing in this Agreement shall be interpreted to mean that employees are precluded from filing complaints with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any similar federal, state or local agency.

“Non-Competition Restricted Period” means (a) during the Term of Employment; and (b) if Terminated by the Company for Cause, for (i) three (3) months thereafter for any Company in a similar industry and manufacturing competing products or (ii) six (6) months thereafter for any employment or consulting position for Jubilant DraxImage, Eckert and Ziegler, or Nordion, including any of their subsidiaries or affiliates.

“Non-Solicitation Restricted Period” means during the Term of Employment and for twelve (12) months thereafter.

“Notice of Termination” means a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

“Person” means any natural person, general partnership, limited partnership, corporation, trust, limited liability company or other association or entity, or the United States of America or any other nation, state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Prior Works” means any item that would be Work Product if it had been created pursuant to this Agreement but was created by Executive prior to and outside the scope of Executive’s employment with or engagement by the Company or any predecessor, or any other intellectual property rights owned by a third party in which Executive has an interest, as listed on Exhibit B.

“Restricted Area” means any place in the United States of America in which Company actively did business within the twelve (12) months prior to Executive’s termination of employment.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, or (c) the ability to elect a majority of the directors through membership interests or otherwise. For purposes hereof, and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Work Product” means any and all materials (including promotional and advertising materials), catalogs, data, findings, designs, models, figures, formulas, algorithms, brochures, plans, customer lists, supplier lists, manuals, handbooks, ideas, inventions (whether or not patentable), records, discoveries, methodologies, improvements, work products, developments, works of authorship, trade secrets, Confidential Information, processes, techniques, compositions, technology (including software, prototypes, drawings, artwork, and documentation), and know-how and any and all intellectual property in any of the foregoing (including rights in any trademarks, service marks, trade secrets, copyrights, and patents and any applications and registrations relating to any of the foregoing) that are made, developed, conceived of, held, contributed to, or reduced to practice by or for Executive, in whole or in part, alone or with others during or as a result of Executive’s employment or engagement with or other engagement by the Company and any company or entity that is or was acquired by the Company.

10.          Return of Records and Property. Upon termination of Executive’s employment with the Company or at any time upon the Company’s request, in addition to all other obligations under Section 6, Executive shall promptly return in good condition (or destroy, in the case of copies of tangible embodiments of the Confidential Information, to the extent requested by the Company) to the Company all of the property of the Company in Executive’s possession or under Executive’s control, all Company records, records of any Work Product, all tangible embodiments of the Confidential Information, and any copies of the foregoing and shall not remove from any premises at which the business is conducted any property of the Company, including any Confidential Information.

11.          Entire Agreement. This Agreement sets forth the entire understanding of the parties regarding this subject matter and supersedes all prior contracts, agreements, arrangements, communications, discussions, term sheets, representations and warranties, whether oral or written, between the parties regarding this subject matter (including any prior employment or similar agreement between the parties but excluding any breaches by Executive thereunder prior to the Effective Date). For clarity, this provision is not meant to affect prior agreements still in force prior to the Start Date, or any agreement or plan expressly referenced in this Agreement (e.g., Executive’s previous employment agreement, various Company plans, etc.). Notwithstanding the foregoing, to the extent Executive is required by law or by any other agreement to protect the Confidential Information, Work Product, or other intellectual property or business interests of the Company or its Subsidiaries, or to assign the Work Product or other intellectual property rights to the Company or any of its Subsidiaries, in each case such obligations shall remain in full force and effect in addition to all obligations under this Agreement.

12.          Assignment. This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives, and assigns of each party, but no rights, obligations, or liabilities of either Party under this Agreement shall be assignable without the prior written consent of the other Party, which shall not be unreasonably withheld.

13.          Amendment; Waivers. This Agreement may be amended or modified only by a writing executed by the parties to this Agreement. None of the terms of this Agreement shall be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound. Any such signed waiver shall be effective only in the specific instance and for the specific purpose for which it was made or given.

14.          Represented by Counsel. Executive acknowledges that Executive has been advised, and has been provided with the right and opportunity, to consult with an attorney concerning the legal effect of this Agreement and Executive’s and the Company’s rights and obligations hereunder, and that Executive enters into this Agreement voluntarily.

15.          Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier (charges prepaid). Notices shall be deemed received on the earlier of the date of actual receipt or, in the case of notice by mail or overnight courier, the date of receipt marked on the acknowledgment of receipt. Rejection or refusal to accept or the inability to deliver because of change of address of which no notice was given shall not alter the effective receipt date of any such notices.

If to the Company: Chair of the Board of Directors Chris Grosso Kershner, Grosso & Co. 480 Broadway, Ste 310 Saratoga Springs, NY. 12866 If to the Executive: Shahe Bagerdjian [***]

16.          Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions shall not be affected by such adjudication. The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective, or unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

17.          Applicable Law. To the maximum extent permitted by applicable law, this Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Idaho, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.

18.          Binding Arbitration. In exchange for the mutual promises contained in this Agreement, and as a condition of Executive’s continued employment with the Company, the Company and Executive agree that any Disputes must be submitted to final and binding arbitration in accordance with the terms of this Section 18. Any arbitration proceedings held pursuant to this Agreement, and any state or federal court or other proceeding concerning arbitration under this Section 18 are expressly subject to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). Unless the parties agree otherwise, arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules & Procedures (http://www.jamsadr.com/rules-employment-arbitration), and Federal Rule of Civil Procedure Rule 68 (http://www.law.cornell.edu/rules/frcp/rule_6); in the case of emergency relief (including a temporary or preliminary injunction) arbitration will be administered pursuant to its Comprehensive Arbitration Rules & Procedures and the Emergency Relief Procedures therein (https://www.jamsadr.com/rules-comprehensive-arbitration/). Unless applicable law requires otherwise and except as provided herein, the arbitrator will have the authority to determine the enforceability, validity and scope of this Section, as well as whether a claim is arbitrable, all of which will be decided under the FAA. The arbitrator may grant any relief that would be available in a court of law except as provided herein. Except as otherwise required under applicable law: (i) Executive and Company expressly intend and agree that class action, collective action or representative action procedures will not be asserted, nor will they apply, in any arbitration of Disputes pursuant to this Agreement; (ii) Executive and Company agree that each will not assert representative, class or collective action Disputes against the other in arbitration, any civil court or otherwise; and (iii) both Executive and Company will only submit their/its own individual claims in arbitration and will not seek to represent the interests of any other person in the arbitration. Executive and Company expressly waive the right to assert or participate in any class or collective action as a class member against the other regarding any Dispute, whether in a civil court or in arbitration. Notwithstanding anything to the contrary in the JAMS Rules and the general grant of authority to the arbitrator to determine issues of arbitrability herein, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, consolidate different arbitration proceedings, to join any other party to an arbitration between Executive and Company, and/or to determine the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction. Unless applicable law requires otherwise, the arbitrator will apply the substantive law of Idaho except for any claim to which federal substantive law would apply. The arbitration will be conducted in Las Vegas, Nevada. The arbitration will be held before a neutral arbitrator, selected pursuant to the JAMS Rules and this Agreement. The arbitrator shall provide the parties with a written decision explaining the arbitrator’s findings and conclusions. The arbitrator shall consider and rule on pre-trial motions, including any preliminary issue of law asserted by any party to be dispositive of any claim or defense, in whole or in part, in the manner that a court would hear and dispose of a motion to dismiss for failure to state a claim or for summary judgment. Unless otherwise prohibited by law, the prevailing party in any arbitration, court action, or other adjudicative proceeding arising out of or relating to this Agreement shall be reimbursed by the party who does not prevail for its reasonable attorneys’, accountants’, and experts’ fees and related expenses and for the costs of such proceeding. The cost of the arbitrator shall initially be borne equally by the parties, subject to the arbitrator’s discretion to award and/or to apportion reimbursement of such arbitrator fees as part or the “costs” included in any fees award under the law(s) applicable to the claim(s) made in arbitration. In the event that different parties prevail on different issues, the rule set forth in the preceding sentence shall be adjusted to, as closely as reasonably possible, give equitable effect to the underlying intent that a party prevailing on a particular issue shall recover costs for successfully advancing its position on that issue. This Agreement does not prevent either Executive or Company from: (i) filing a complaint with any securities regulatory agency or authority, any self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”); (ii) communicating with any Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency without notice to or approval from Company; (iii) receiving an award for information provided to any Government Agencies; or (iv) disclosing any information that Executive has a legally protected right to disclose, including, any whistleblower activity that is protected under any whistleblower provisions of federal, state, or local laws or regulations.

19.          Consent to Jurisdiction. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF IDAHO. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION AS STATED IN SECTION 18 IN LAS VEGAS, NEVADA WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED OR BY NATIONALLY RECOGNIZED OVERNIGHT COURIER, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 15, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON CARRIER’S PROOF OF DELIVERY. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS SECTION 19 SHALL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR UNDER JAMS.

20.          Income Tax Reporting; Withholding. Executive shall report the Annual Base Salary, any bonus and all other payments made to Executive under this Agreement as ordinary income for federal, state and local tax income purposes and all such compensation and other payments shall be subject to withholding.

21.          Life and Disability Insurance. The Company may, in its discretion, at any time apply for and obtain as owner and for its own benefit or the benefit of the Company’s lenders, insurance on the life or disability of Executive in such amounts and in such form or forms as the Company may choose. Should Company choose to obtain insurance on the life or disability of Executive, Company shall disclose any and all terms of said insurance to Executive within thirty (30) days of the commencement of said insurance. In connection therewith, Executive shall assist the Company in the procuring of such insurance, including, at the request of the Company, submitting to such medical examinations, supplying such information and executing such documents as may be requested by the insurance company or companies to which the Company has applied for such insurance at no cost to Executive; provided that such disclosure shall not be an unreasonable invasion of Executive’s privacy. Executive shall have no interest whatsoever in any such policy or policies.

22.          Compliance with Section 409A. This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement are exempt from the requirements of Section 409A of the Code (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent that Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that in no event shall the Company or any of its Affiliates (or any of their respective successors) be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Section 409A or for any damages incurred by Executive as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary (other than the proviso in the immediately preceding sentence):

(a)    to the extent Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment,” “resigns” and like terms shall be interpreted accordingly;

(b)    if, at the time Executive separates from service, Executive is a “specified employee” within the meaning of Section 409A, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax or interest under Section 409A, amounts that would (but for this provision) be payable within six months following the date of Executive’s separation from service shall not be paid to Executive during such period, but shall instead be paid in a lump sum on the first business day of the seventh month following the date of Executive’s separation from service or, if earlier, upon Executive’s death;

(c)    each payment made under this Agreement shall be treated as a separate and distinct payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments; and

(d)    with regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b), (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

23.          No Strict Construction. Each party hereby agrees and acknowledges that such party has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent. This Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any person.

24.          Interpretation. Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. As used in this Agreement, the word “or” shall not be exclusive, and the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so indicates or requires. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

25.          Delivery by Electronic Means. This Agreement and any amendments hereto, to the extent signed and delivered by means of a PDF, facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or any such contract shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or contract was terminated or communicated through the use of facsimile machine or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

26.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one instrument.

27.          Survival. The covenants contained in Sections 5, 6, 7, 10 through 27 shall survive any termination or expiration of this Agreement, subject to any express limits on applicability.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

International Isotopes Inc.

By:
Name: Chris Grosso
Title: Chair of Board of Directors

Executive

By:
Name: Shahe Bagerdjian

[Signature Page to Employment Agreement]

EXHIBIT A

FORM OF RESTRICTED STOCK UNIT AWARD NOTICE

INTERNATIONAL ISOTOPES INC.

AMENDED AND RESTATED 2015 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD NOTICE

International Isotopes Inc. (the "Company") has granted to you a Restricted Stock Unit Award (the "2025 Milestone Award"). The 2025 Milestone Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the "2025 Milestone Award Notice"), the Restricted Stock Unit Award Agreement (the "Agreement"), and the Company's Amended and Restated 2015 Incentive Plan (the "Plan"), all of which are incorporated into the 2025 Milestone Award Notice in their entirety.

Participant:	Shahe Bagerdjian
Grant Date:	October 10, 2025
Vesting Commencement Date:	October 10, 2025
Number of Restricted Stock Units:	37,500,000

Vesting Schedule: The 2025 Milestone Award will vest with respect to the number of Units on the Milestone Vesting schedule below, subject to the (i) Company Share Price being at or above each level set forth for sixty (60) consecutive calendar days (“Trigger Date”) and (ii) Each level can trigger, but is issued only when, whichever is sooner: (i) Company has at least 3 times the tax withholding amount in available cash; (ii) or six (6) months beyond the Trigger Date.

*Company Share Price milestones to be adjusted for any forward or reverse splits:

Grant Date	Company Share Price*	Number of Stock Units Vesting
July 18, 2025	$0.10	2,500,000
July 18, 2025	$0.15	5,000,000
July 18, 2025	$0.20	7,500,000
July 18, 2025	$0.25	10,000,000
July 18, 2025	$0.30	12,500,000

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the 2025 Milestone Award Notice, the Agreement and the Plan. You further acknowledge that as of the Grant Date, the 2025 Milestone Award Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the 2025 Milestone Award and supersede all prior oral and written agreements on the subject, without affecting any prior awards or grants.

Exhibits A & B to 2025 Executive Employment Agreement

INTERNATIONAL ISOTOPES INC.		PARTICIPANT

By:	Christopher Grosso
Its:	Chairman of the Board	Shahe Bagerdjian
Taxpayer ID:

Incorporated Documents:	Address: [***]
1. Restricted Stock Unit Award Agreement
2. Amended and Restated 2015 Incentive Plan
3. Plan Summary

INTERNATIONAL ISOTOPES INC.

AMENDED AND RESTATED 2015 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Notice (the "2025 Milestone Award Notice") and this Restricted Stock Unit Award Agreement (this "Agreement"), International Isotopes Inc. (the "Company") has granted you a Restricted Stock Unit Award (the "2025 Milestone Award" or “Award”) under its Amended and Restated 2015 Incentive Plan (the "Plan") for the number of Restricted Stock Units indicated in the 2025 Milestone Award Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the 2025 Milestone Award are as follows:

1.	Vesting and Settlement

The Award will vest and become payable based on the Company Share Price milestones according to the vesting schedule set forth in the 2025 Milestone Award Notice (the "Vesting Schedule"). One share of the Company's Common Stock will be issuable for each Restricted Stock Unit that vests and becomes payable. Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as "Vested Units." Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as "Unvested Units." The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) and become payable in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the "Units"). As soon as practicable after Unvested Units become Vested Units, the Company will settle the Vested Units by issuing to you one share of the Company's Common Stock for each Vested Unit. The Award will terminate and the Units will be subject to forfeiture upon your Termination of Service as set forth in Section 2 and as per the Executive Employment Agreement.

Exhibits A & B to 2025 Executive Employment Agreement

Vesting Schedule: The Award will vest with respect to the number of Units on the Milestone Vesting schedule below, subject to the (i) Company Share Price being at or above each level set forth below for sixty (60) consecutive days and (ii) Each level can trigger, but is issued only when Company has at least 3 times the tax withholding amount in available cash. *Company Share Price milestones to be adjusted for any forward or reverse splits:

Grant Date	Company Share Price*	Number of Stock Units Vesting
July 18, 2025	$0.10	2,500,000
July 18, 2025	$0.15	5,000,000
July 18, 2025	$0.20	7,500,000
July 18, 2025	$0.25	10,000,000
July 18, 2025	$0.30	12,500,000

2.	Termination of Award upon Termination of Service

Unless the Plan Administrator determines otherwise prior to your Termination of Service, upon your Termination of Service any portion of the Award that has not vested as provided in Section 1 will immediately terminate and all Unvested Units shall immediately be forfeited without payment of any further consideration to you.

3.	Compliance with Law

3.1    You represent and warrant that you (a) have been furnished with a copy of the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.

3.2    You hereby agree that you will in no event sell or distribute all or any part of the shares of the Company's Common Stock that you receive pursuant to settlement of this Award (the "Shares") unless (a) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to maintain any registration of the Shares with the SEC and has not represented to you that it will so maintain registration of the Shares.

3.3    You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the "Acts") and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

Exhibits A & B to 2025 Executive Employment Agreement

3.4    You understand that the Company is under no obligation to register or qualify the Shares with any securities or other governmental authority and is not required to seek approval or clearance from any such authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Shares.

3.5    You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys' fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

4.	Transfer Restrictions

Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.

5.	No Rights as Stockholder

You shall not have voting or other rights as a stockholder of the Common Stock with respect to the Units.

6.	Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

7.	Tax Obligations

You are ultimately responsible for all taxes owned in connection with this Award (e.g., at vesting and/or upon receipt of the Shares), including any domestic or foreign tax withholding obligation required by law, whether national, federal, state or local, including FICA or any other social tax obligation (the "Tax Withholding Obligation"), regardless of any action the Company or any Related Company takes with respect to any such Tax Withholding Obligation that arises in connection with this Award. As a condition to the issuance of Shares pursuant to this Award, you agree to make arrangements satisfactory to the Company for the payment of the Tax Withholding Obligation that arises upon receipt of the Shares or otherwise. The Company may refuse to issue any Shares to you until you satisfy the Tax Withholding Obligation. The Company may withhold from the shares otherwise payable to you with respect to your Vested Units the number of whole shares of the Company's common stock required to satisfy the minimum applicable Tax Withholding Obligation, the number to be determined by the Company based on the Fair Market Value of the Company's Common Stock on the date the Company is required to withhold. The Company may require you to satisfy your Tax Withholding Obligation by instructing and authorizing the Company and the brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a whole number of Shares from those Shares issuable to you in payment of Vested Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Notwithstanding the forgoing, to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to you, an amount sufficient to satisfy the Tax Withholding Obligation.

Exhibits A & B to 2025 Executive Employment Agreement

8.	General Provisions

8.1    Assignment. The Company may assign its forfeiture rights at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company's Board of Directors.

8.2    No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

8.3    Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Agreement.

8.4    Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

8.5    No Employment or Service Contract. Nothing in this Agreement will affect in any manner whatsoever the right or power of the Company, or a Related Company, to terminate your employment or services on behalf of the Company, for any reason, with or without Cause.

8.6    Governing Law. This Agreement is governed by, and subject to, the laws of the State of Idaho without giving effect to principles of conflicts of law.

8.7    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards that may be granted under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

8.8    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and the Shares acquired upon vesting of the Units to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Exhibits A & B to 2025 Executive Employment Agreement

EXHIBIT B

LIST OF PRIOR WORKS

The following is a list of all Prior Works:

Title	Date	Identifying Number or Brief Description
n/a	n/a	n/a

Except as indicated above on this exhibit, Executive has no Prior Works or other inventions, improvements, original works or intellectual property rights to disclose pursuant to Section 5(b) of this Agreement.

0     Additional sheets attached

Signature of Executive:

Print Name of Executive:	Shahe Bagerdjian

Date:

Exhibits A & B to 2025 Executive Employment Agreement

ADDENDUM I to the 2025 EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE BONUS KPIs

DATED OCTOBER 10th, 2025

This Addendum I to the 2025 Executive Employment Agreement dated October 10th, 2025 (the "Agreement") outlines the Key Performance Indicators (KPIs) set by the BOD annually as a basis for the Executive to be eligible for the annual bonus. The annual KPI's are merely a guide and the BOD fully recognizes that not all of the KPI's will be accomplished each year, and other unlisted KPI's along the same theme may be achieved and will be included for consideration. The final bonus amount shall be determined by the Compensation Committee of the Board of Directors (the "Committee") based on the achievement of the listed KPIs and similar type transactions as set forth below.

KPI Goals for July 18, 2025 through July 17, 2026 are all transactional:

1) Successful completion and roll-out of the Easy-Fil automated Iodine dispenser(robot);

2) Successful expansion of iodine sales to U.S. Customers;

3 Expanded calibration, reference, or standards sealed source products with [***];

4) Completed [***] manufacturing projects;

5) M&A Activity: Including by not limited to [***]

6) Successful NASDAQ uplisting

7) Completed [***]

Additional KPIs shall be added by mutual agreement.

For the purposes of keeping the Company's material non-public information private, this Addendum I shall be signed as a separate document but shall be incorporated by reference into Agreement.

IN WITNESS WHEREOF, the parties have executed this Addendum I to the Agreement on the date first above w1itten.

International Isotopes Inc.	Executive

By:	By:

Name: Chris Grosso	Name: Shahe Bagerdjian

Title: Chairman of Board of Directors

Addendum I to the 2025 Executive Employment Agreement